EXHIBIT 10.70
Amendment to Amended and Restated Employment Agreement
     This AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made this 17th day of November, 2008, and amends the Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of May 16, 2005, by and between William J. Merritt (the “Employee”) and InterDigital, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”), and is entered into by the Employee and the Company.
     WHEREAS, the Company and the Employee desire to enter into certain modifications to the Employment Agreement in order to comply with certain changes in the federal tax rules regarding the treatment of “nonqualified deferred compensation” plans or arrangements; and
     WHEREAS, certain provisions of the Employment Agreement may be treated as providing for payments that are in the nature of “nonqualified deferred compensation,” as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, the Employment Agreement may be amended by written agreement executed by the Company and the Employee.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound herby, the Employee and the Company agree as follows:
     1. Section 5(d) of the Employment Agreement is hereby amended by the addition of the following at the end thereof:
“All amounts payable as a “tax gross-up” under this Section 5(d) shall be paid as soon as practicable following the determination of the amount required to be paid to the Employee, and in no event later than the end of the calendar year following the calendar year in which the Employee pays the taxes subject to the “gross-up” provision. The preceding sentence is intended to be consistent with the requirements for treatment of such payments as payable at a specified time for purposes of Code Section 409A, as such requirements are set forth in Treasury Regulation Section 1.409A-3(i)(1)(v).”
     2. Section 5(e) of the Employment Agreement is hereby amended and restated in its entirety, to read:
     “(e) Notwithstanding anything in this Agreement to the contrary, in the event any amounts payable to the Employee by reason of his termination of employment are determined to constitute payments of “nonqualified deferred compensation” as that term is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and such amounts would, but for this Section 5(e), be payable before the six month anniversary of his termination of employment, then payment of such amounts shall be delayed until the first business day following such six month anniversary of the Employee’s termination of employment to the extent such deferral of payment is required to comply with Code Section 409A(a)(2)(B)(i) (required delay in payment of deferred compensation for “specified employees” of publicly traded corporations).”
     3. Section 10.5(a) of the Employment Agreement is hereby amended by the addition of the following at the end thereof:
“Notwithstanding anything to the contrary set forth in this Section 10.5(a), Employee shall not be considered to have terminated employment for Good Reason unless the following requirements have been satisfied:
     (i) The Employee must provide notice to the Company within ninety (90) days of the initial existence of the basis for his claim to have Good Reason to terminate his employment.
     (ii) The Company must have failed to remedy the condition that is claimed to constitute Good Reason within thirty (30) days of receiving notice from the Employee.
     (iii) The Employee’s subsequent termination of employment must actually occur no more than two (2) years following the initial existence of the basis for his claim to have Good Reason to terminate his employment.”
     4. In all other respects, the Employment Agreement remains in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Amendment to the Employment Agreement to be executed as of the day and year first written above.

INTERDIGITAL, INC.

By:	/s/ Gary D. Isaacs Gary D. Isaacs
Chief Administrative Officer

/s/ William J. Merritt

William J. Merritt